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                                                                      EXHIBIT 99

FORWARD-LOOKING INFORMATION

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. SpeechWorks International, Inc.'s (the "Company") Form 10-K, Annual Report to Stockholders, any Form 10-Q or Form 8-K of the Company, or any other oral or written statements made by or on behalf of the Company, may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes," and "scheduled" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

         The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The actual results of the Company may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to: (a) the general political, economic and competitive conditions in the United States and abroad;
(b) changes in capital availability or costs, such as changes in interest rates;
(c) market perceptions of the industry in which the Company operates, or security ratings; (d) government regulation; (e) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission, and the factors set forth below.

WE HAVE A HISTORY OF LOSSES AND WE EXPECT TO CONTINUE TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE THAT MAY DEPRESS OUR STOCK PRICE.

         We had an accumulated deficit of $66.0 million at December 31, 2000, and we expect to incur net losses for the foreseeable future. Net losses were $29.6 million for the year ended December 31, 2000, $15.5 million for the year ended December 31, 1999, and $5.8 million for the year ended December 31, 1998. We anticipate continuing to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate higher revenues to achieve and sustain profitability. We cannot be certain we will realize sufficient revenues to achieve profitability. Moreover, if we were to achieve profitability, we may not be able to sustain or increase our profitability on a quarterly or annual basis. Any additional financing that we may require in the future may not be available at all or, if available, may be on terms unfavorable to us. Failure to achieve or maintain profitability may depress the market price of our common stock.

WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE. IF OUR QUARTERLY OPERATING RESULTS FAIL TO MEET THE EXPECTATIONS OF FINANCIAL ANALYSTS AND INVESTORS, THE TRADING PRICE OF OUR COMMON STOCK MAY DECLINE.

         Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

         o the timing of sales of our products and services, particularly in light of our dependence on a relatively small number of large orders,

         o the timing of product implementations, particularly large client design projects,

         o     unexpected delays in introducing new products and services,


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         o    increased expenses, whether related to sales and marketing, product development or administration,

         o deferral of recognition of our revenue in accordance with applicable accounting principles due to the time required to complete projects,

         o    the mix of product license and services revenue,

         o    the mix of domestic and international sales, and

         o costs related to possible acquisitions of technology or businesses.

         Because of the volatility of our quarterly results and the difficulty in predicting our future performance, our operating results may fall below the expectations of analysts or investors and, as a result, the price of our common stock may decline.

SPEECH-ACTIVATED SYSTEMS ARE RELATIVELY NEW PRODUCTS, AND OUR SUCCESS WILL DEPEND ON OUR ABILITY TO CONTINUE TO EDUCATE PROSPECTIVE CLIENTS ON THE COMMERCIAL VIABILITY OF THE PRODUCTS. IF SPEECH-ACTIVATED SYSTEMS ARE NOT ACCEPTED BY OUR POTENTIAL CLIENTS AND THEIR CUSTOMERS, OUR BUSINESS WILL BE HARMED.

         Our business would be harmed if use of speech-activated, e-business solutions does not continue to develop, or develops more slowly than we expect. Our market is relatively new and rapidly evolving. Our future success depends on the acceptance by current and future clients and their customers of speech-activated services as an integral part of their businesses. The size of our market will depend in part on consumer acceptance of automated speech systems and the actual and perceived quality of these systems. The adoption of speech-activated services could be hindered by the perceived costs of this new technology, as well as the reluctance of enterprises that have invested substantial resources in existing call centers, touch-tone-based systems or internet-based e-business infrastructures to replace or enhance their current systems with this new technology. Accordingly, in order to achieve commercial acceptance, we will have to educate prospective clients, including large, established telecommunications companies, about the uses and benefits of speech-activated services in general and our products in particular. If these efforts fail, or if speech-activated software platforms do not achieve broad commercial acceptance, our business could be significantly harmed and our revenues could decline. In addition, the continued development of new and evolving wireless technologies using a visual web browser interface could adversely affect the demand for speech-activated services.

WE CURRENTLY RELY ON A LIMITED NUMBER OF LARGE ORDERS FOR A SIGNIFICANT PORTION OF OUR REVENUES. AS A RESULT, OUR INABILITY TO SECURE ADDITIONAL SIGNIFICANT CLIENTS DURING A GIVEN PERIOD OR THE LOSS OF ONE MAJOR CLIENT COULD CAUSE OUR QUARTERLY RESULTS OF OPERATION TO SUFFER. OUR STOCK PRICE MAY ALSO BE ADVERSELY AFFECTED BY UNEXPECTED QUARTERLY REVENUE DECLINES CAUSED BY DELAYS IN REVENUE RECOGNITION.

         Due to the nature of our business, in any quarter we are dependent upon a limited number of orders that are relatively large in relation to our overall revenues. Our speech-activated products and services require significant expenditures by our clients and typically involve lengthy sales cycles. We may spend significant time and incur substantial expenses educating and providing information to prospective clients. Any failure to complete a sale to a prospective client during a quarter could result in revenues and operating results for the quarter that are lower than expected.


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         In addition, as a result of the significant time required to deliver or perform a client order, we may be unable to recognize revenue related to a client order until well after we receive the order. Our dependence on large client orders and the delay in recognizing revenue relating to these orders makes it difficult to forecast quarterly operating results. This could cause our stock price to be volatile or to decline.

IF WE FAIL TO DEVELOP NEW PRODUCTS AND SERVICES IN THE FACE OF OUR INDUSTRY'S RAPIDLY EVOLVING TECHNOLOGY, OUR FUTURE OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

         Our growth and future operating results will depend, in part, on our ability to keep pace with:

         o rapidly changing speech recognition and speech synthesis technology,

         o    evolving industry standards and practices,

         o frequent new speech-activated service and product introductions and enhancements, and

         o changing client requirements and preferences for their automated speech systems.

         Any delay or failure on our part in responding quickly, cost-effectively and sufficiently to these developments could render our existing speech-activated products and services noncompetitive or obsolete and have an adverse effect on our competitive position. We may have to incur substantial expenditures to modify or adapt our speech-activated products and services to respond to technological changes. We must stay abreast of cutting-edge technological developments and evolving service offerings to remain competitive and increase the utility of our speech-activated services. We must be able to incorporate new technologies into the speech-activated e-business solutions we design and develop to address the increasingly complex and varied needs of our client base. If we are unable, for technological or other reasons, to develop and introduce new and enhanced products and to respond to changing client requirements and preferences in a timely manner, we may lose existing customers and fail to attract new customers, which could result in a significant decline in our revenues.

OUR APPLICATION SOFTWARE MAY CONTAIN DEFECTS, WHICH COULD RESULT IN DELAYED OR LOST REVENUE, EXPENSIVE CORRECTIONS, LIABILITY TO OUR CLIENTS AND CLAIMS AGAINST US.

         We design, develop and implement complex speech-activated e-business solutions that are crucial to the operation of our clients' products and businesses. Defects in the solutions we develop could result in delayed or lost revenue, adverse client reaction and negative publicity about us or our products and services or require expensive corrections. Also, due to the developing nature of speech recognition technology and text-to-speech technology, our products are not currently and may never be accurate in every instance. In addition, third party technology that is included in our products could contain errors or defects. Clients who are not satisfied with our products or services could bring claims against us for substantial damages, which, even if unsuccessful, would likely be time consuming and could result in costly litigation and payment of damages. Such claims could have an adverse effect on our financial results and competitive position.

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OUR CURRENT AND POTENTIAL COMPETITORS IN THE SPEECH-ACTIVATED E-BUSINESS
SOLUTIONS MARKET, SOME OF WHOM HAVE GREATER RESOURCES AND EXPERIENCE THAN WE DO, MAY OFFER PRODUCTS AND SERVICES THAT MAY CAUSE DEMAND FOR, AND THE PRICES OF, OUR PRODUCTS TO DECLINE.

         A number of companies have developed, or are expected to develop, products and services that compete with our speech-activated e-business solutions. Competitors in the speech-activated e-business solutions market include IBM, Lernout and Hauspie Speech Products, InfoSpace/Locus Dialogue, Lucent Technologies, Nuance Communications, Philips Electronics and Phonetic Systems. We expect additional competition from other companies such as Microsoft, which acquired a voice interface technology company. Furthermore, we expect consolidation in our industry, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their advanced speech and language technology products to address the needs of our prospective customers.

         Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition or larger client bases than we do. Our present or future competitors may be able to develop speech-activated products and services comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or client requirements, or devote greater resources to the development, promotion and sale of their products and services than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may cause demand for and the prices of our products to decline, which could adversely affect our sales and profitability.

IF THE STANDARDS WE HAVE SELECTED TO SUPPORT ARE NOT ADOPTED AS THE STANDARDS FOR SPEECH-ACTIVATED SOFTWARE, BUSINESSES MIGHT NOT USE OUR SPEECH-ACTIVATED SOFTWARE PLATFORM FOR DELIVERY OF APPLICATIONS AND SERVICES, AND OUR REVENUE GROWTH COULD BE NEGATIVELY AFFECTED.

         The market for speech-activated services software is new and emerging and industry software standards have not yet been fully established. We may not be competitive unless our products support changing industry software standards. The emergence of industry standards other than those we have selected to support, whether through adoption by official standards committees or widespread usage, could require costly and time consuming redesign of our products. If these standards become widespread and our products do not support them, our clients and potential clients may not purchase our products, and our revenue growth could be adversely affected. Multiple standards in the marketplace could also make it difficult for us to design our products to support all applicable standards, which could also result in decreased sales of our products.

WE HAVE AND INTEND TO CONTINUE EXPANDING OUR INTERNATIONAL OPERATIONS. BECAUSE OF THE RISKS INVOLVED WITH OPERATING A BUSINESS IN FOREIGN COUNTRIES, WE MAY NOT BE SUCCESSFUL AND OUR BUSINESS COULD BE HARMED.

         Our international sales represented 2.6% of our revenue in 1999 and 13.8% in 2000. We have recently expanded our direct and indirect international sales force with the expectation of increasing international revenues. We have limited experience in international operations and international product and service sales, and there can be no assurance we will be successful in growing our international business. We are subject to a variety of risks associated with conducting business internationally, any of which could harm our business. These risks include:

         o difficulties and costs of staffing and managing foreign operations,

         o difficulties in establishing and maintaining an effective international reseller network,


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         o    the burden of complying with a wide variety of foreign laws, particularly with respect to intellectual property and license requirements,

         o    political and economic instability outside the United States,

         o import or export licensing and product certification requirements,

         o tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries,

         o potential adverse tax consequences, including higher marginal rates,

         o    unfavorable fluctuations in currency exchange rates, and

         o limited ability to enforce agreements, intellectual property rights and other rights in some foreign countries.

IN ORDER TO INCREASE OUR INTERNATIONAL SALES, WE MUST DEVELOP LOCALIZED VERSIONS OF OUR PRODUCTS. IF WE ARE UNABLE TO DO SO, WE MAY BE UNABLE TO GROW OUR REVENUE AND EXECUTE OUR BUSINESS STRATEGY.

         In order to expand our international sales, we intend to continue to invest significant resources to create and refine different speech recognition and synthesis models for each particular language or dialect. These speech processing models are required to create versions of our products that understand or reproduce the local language or dialect. If we fail to develop localized versions of our products, our ability to address international market opportunities and to grow our business will be limited. In addition, we are required to invest resources to develop these versions of our products in advance of the receipt of revenues. We may be unable to recognize revenues sufficient to render these products profitable.

GROWTH IN OUR OPERATIONS MAY STRAIN OUR RESOURCES, MANAGEMENT INFORMATION SYSTEMS AND CONTROLS, WHICH MAY REDUCE OUR CHANCES OF ACHIEVING PROFITABILITY.

         We have recently experienced significant growth. From December 31, 1998 to December 31, 2000, the number of our employees increased from 86 to 317. We intend to continue to expand our business operations significantly in the future. We will need to expand our management, operational, financial and human resources, as well as management information systems and controls, to support our anticipated future growth. If we are successful, this growth will place a strain on the ability of our management team to execute our business plan. In addition, we will be required to make significant investments in personnel, management systems and resources. The expansion of these systems will place a significant burden on our management team and our information technology staff, and these systems may not be effective once implemented. If we do not manage this growth, our business will suffer.

WE RELY ON OUR INTELLECTUAL PROPERTY RIGHTS, AND IF WE ARE UNABLE TO PROTECT THESE RIGHTS, WE MAY FACE INCREASED COMPETITION. PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS IS UNCERTAIN AND MAY BE COSTLY.

         Intellectual property rights are important in our industry. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality, assignment of rights to inventions, and/or license agreements with our employees, consultants and corporate or strategic partners to protect our intellectual property rights. These legal protections afford only limited protection and may be time-consuming and expensive to obtain and maintain. Further, despite our efforts, we may be unable to prevent third parties


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from unauthorized use of our intellectual property. Monitoring unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will be effective to prevent unauthorized use.

         Litigation may be necessary to enforce our intellectual property rights and trade secrets. These lawsuits, regardless of their success, would likely be time consuming and expensive to resolve and would divert management's time and attention away from our business.

WE MAY UNDERTAKE STRATEGIC ACQUISITIONS OR INVESTMENTS IN THE FUTURE AND ANY DIFFICULTIES FROM INTEGRATING SUCH ACQUISITIONS OR INVESTMENTS COULD DAMAGE OUR ABILITY TO ATTAIN OR MAINTAIN PROFITABILITY. THE ANTICIPATED BENEFITS OF STRATEGIC ACQUISITIONS OR INVESTMENTS MAY NEVER BE REALIZED.

         We may acquire or make significant investments in businesses and technologies that complement or augment our existing business and technologies. Integrating any newly acquired businesses or technologies could be expensive and time-consuming and could divert management's time and attention away from our on-going business. We may not be able to integrate any acquired business, products, employees or technology successfully and our failure to do so could harm our business. We cannot guarantee that we will realize any anticipated benefits from such acquisitions or investments. Moreover, we may need to raise additional funds through public or private debt or equity financing to acquire or make significant investments in any businesses or technologies, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitability.

SOME OF OUR CUSTOMERS AND PARTNERS ARE NEWLY-FORMED BUSINESSES OR BUSINESSES THAT ARE NOT YET PROFITABLE. IF THESE COMPANIES FAIL OR EXPERIENCE FINANCIAL DIFFICULTIES, OUR BUSINESS COULD BE NEGATIVELY AFFECTED.

         Some of our customers and partners are financed by investments from venture capital investors. Given the current general economic conditions and investment climate, these companies could face difficulties in securing additional financing to fund their operations. If these companies are not yet profitable or self-sustaining based on their operations, they could be unable to satisfy their commitments to us. Even if they are able to meet current obligations to us, they may not be able to buy additional products and services from us. If these companies cannot meet their current obligations to us or fail, our business could be significantly harmed and our revenue could decline.

WE MAY EXPEND SIGNIFICANT RESOURCES TO DEFEND AGAINST CLAIMS OF INFRINGEMENT BY THIRD PARTIES, AND IF WE ARE NOT SUCCESSFUL WE MAY LOSE SIGNIFICANT RIGHTS OR BE REQUIRED TO ENTER INTO DISADVANTAGEOUS LICENSE OR ROYALTY ARRANGEMENTS.

         Currently, in the software industry there are frequent assertions of patent infringement by owners of patents, and assertions of other violations of intellectual property rights such as trademarks, copyrights, and trade secrets. In addition, there are a large number of patents in the speech processing area. Although we do not believe that we are infringing on any patent rights, the holders of patents may claim that we are doing so. If any claim was made against us, our business could be harmed, particularly if we are unsuccessful in defending such claim. If we are forced to defend any claim, whether it is with or without merit or is determined in our favor, then we may face costly litigation, diversion of technical and management personnel, delays in future product releases or injunctions preventing us from selling our products and services. We may also be required to enter into costly and burdensome royalty and licensing agreements. Any royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all.

OUR PRODUCTS INCORPORATE TECHNOLOGY WE LICENSE FROM OTHERS. OUR INABILITY TO MAINTAIN THESE LICENSES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Some of the technology included in or operating in conjunction with our products is licensed by us from others. Certain of these license agreements are for limited terms. If for any reason these license agreements terminate, we may be required to seek alternative vendors and may be unable to obtain similar technology on favorable terms or at all. If we are unable to obtain alternative license agreements, we could be required to modify some features of our products, which could adversely affect sales of our products and services.

WE RELY ON RESELLERS AND ORIGINAL EQUIPMENT MANUFACTURERS FOR A PORTION OF OUR SALES. THE LOSS OF ONE OR MORE SIGNIFICANT RESELLERS OR ORIGINAL EQUIPMENT MANUFACTURERS COULD LIMIT OUR ABILITY TO SUSTAIN AND GROW OUR REVENUES.

         In 2000, 38.2% of our sales were attributable to our resellers and original equipment manufacturers, or OEMs, especially InterVoice-BRITE which accounted for 16.1% of our sales in 2000. We intend to increase our sales through resellers in the future. As a result, we are in part dependent upon the continued success and viability of our resellers and OEMs, as well as their continued interest in selling our products. The loss of a key reseller or OEM or our failure to develop and sustain new reseller and OEM relationships could limit our ability to sustain and grow our revenues.

         Our contracts with our resellers and OEMs generally do not require them to purchase our products. Our resellers and OEMs are independent companies over which we have limited control. Our resellers and OEMs could cease to market our products or devote significant resources to the sale of our products. Any failure of our resellers or OEMs to successfully market and sell our products could result in revenues that are lower than anticipated. In addition, our resellers and OEMs possess confidential information concerning our products and operations. Although we have nondisclosure agreements with our resellers and OEMs, a reseller


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or OEM could use our confidential information in competition with us, which could adversely affect our competitive position and revenues.

WE RELY UPON THE CONTINUED SERVICE AND PERFORMANCE OF A RELATIVELY SMALL NUMBER OF SENIOR MANAGEMENT AND KEY TECHNICAL PERSONNEL. MOREOVER, COMPETITION FOR QUALIFIED PERSONNEL IS INTENSE. WE MAY NOT BE ABLE TO RETAIN OR RECRUIT NECESSARY PERSONNEL, WHICH COULD IMPACT THE MANAGEMENT AND DEVELOPMENT OF OUR BUSINESS.

         Our future success depends on our retention of a small number of senior management and key technical personnel, such as Stuart R. Patterson, our President and Chief Executive Officer, and Michael S. Phillips, our Chief Technology Officer and co-founder. We do not have key person life insurance policies covering any of our employees. The loss of services of any of our executive officers or key personnel could have a negative effect on our ability to grow.

         We need to attract and retain managerial and highly-skilled technical personnel for whom there is intense competition. If we are unable to attract and retain managerial and qualified technical personnel, our operations could suffer and we may never achieve profitability.

OUR BUSINESS WILL BE HARMED IF WE FAIL TO HIRE OR RETAIN QUALIFIED SALES PERSONNEL, OR IF NEWLY HIRED SALES PEOPLE FAIL TO DEVELOP THE NECESSARY SALES SKILLS OR DEVELOP THESE SKILLS MORE SLOWLY THAN WE ANTICIPATE.

         Our financial success depends to a large degree on the ability of our direct and indirect sales force to increase sales. Therefore, our ability to increase revenue in the future depends considerably upon our success in recruiting, training and retaining additional direct and indirect sales personnel and the success of the sales force. Also, it may take a new salesperson a number of months before he or she becomes a productive member of our sales force.